Exhibit 99.4

(1) $ in millions Adjusted Net Revenue(2) Adjusted EBITDA(2) (1) (2) © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. 1

(1) $ in millions Adjusted Net Revenue(2) Consolidated Adjusted EBITDA(2) (1) (2)

(1) (1) (2) (3)

Non-GAAP Reconciliations – *Historical* (1/2)

	Nine months ended September 30		Year ended December 31	
	2020	2019	2019	2018
Total Net Revenue	$ 394,041	$ 378,417	$ 442,659	$ 269,399
Servicing Rights	16,332	(5,345)	(8,487)	(1,197)
Residual interests classified as debt	28,815	16,302	17,157	(27,481)
Adjusted net revenue	$ 439,188	$ 389,374	$ 451,329	$ 240,721
Net income (loss)	$ (141,437)	$ (117,156)	$ (239,697)	$ (252,399)
Non-GAAP adjustments:				
Interest Expense-corporate borrowings	8,849	3,807	4,962	233
Income tax expense (benefit)	(99,519)	509	98	(958)
Depreciation and amortization	44,346	10,800	15,955	10,912
Stock-based expense	70,689	43,804	61,419	43,459
Impairment expense	-	1,821	2,205	500
Transaction-related expense	9,161	-	-	-
Fair value changes in warant liabilities	6,371	(2,760)	(2,834)	-
Servicing rights	16,332	(5,345)	(8,487)	(1,197)
Residual interests classified as debt	28,815	16,302	17,157	(27,481)
Total Adjustments	85,044	68,938	90,475	25,468
Adjusted EBITDA	$ (56,393)	$ (48,218)	$ (149,222)	$ (226,931)

Note: "Servicing Rights" reflects non-cash changes in fair value inputs and assumptions on servicing rights, including conditional prepayment and default rates and discount rates. "Residual interests classified as debt" reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment and default rates and discount rates.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.

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....... - Smmllllons TotalNet Revenue 04 2019 01 2020 02 2020 03 2020 $64 $78 $115 $201

Confidentiality and Disclosures This presentation has been prepared for use by Social Capital Hedosophia Holdings Corp. V (“Social Capital”) and Social Finance, Inc. (“SoFi”) in connection with their proposed business combination. This presentation is for information purposes only and is being provided to you solely in your capacity as a potential investor in considering an investment in Social Capital and may not be reproduced or redistributed, in whole or in part, without the prior written consent of Social Capital and SoFi. Neither Social Capital nor SoFi makes any representation or warranty as to the accuracy or completeness of the information contained in this presentation. The information in this presentation and any oral statements made in connection with this presentation is subject to change and is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Social Capital and is not intended to form the basis of any investments decision in Social Capital. This presentation does not constitute either advise or a recommendation regarding any securities. You should consult your own legal, regulatory, tax, business, financial and accounting advisors to the extent you deem necessary, and must make your own decisions and perform your own independent investment and analysis of an investment in Social Capital and the transactions contemplated in this presentation. This presentation and any oral statements made in connection with this presentation shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed business combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. Use of Projections and Illustrative Presentations The financial projections, estimates, targets and illustrative presentations in this presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Social Capital’s and SoFi’s control. While all financial projections, estimates, targets and illustrative presentations are necessarily speculative, Social Capital and SoFi believe that the preparation of prospective or illustrative financial information involves increasingly higher levels of uncertainty the further out the projection, estimate, target or illustrative presentation extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates, targets and and illustrative presentations in this presentation should not be regarded as an indication that Social Capital and SoFi, or their representatives, considered or consider the financial projections, estimates, targets and illustrative presentation to be a reliable predictions of future events. Further, illustrative presentations are not necessarily based on management projections, estimates, expectations or targets but are presented for illustrative purposes only. \ Use of Non-GAAP Financial Metrics This presentation includes certain non-GAAP financial measures (including on a forward-looking basis) such as Adjusted Net Revenue, Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP measures are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of non-GAAP measures to their most directly comparable GAAP counterparts are included in the Appendix to this presentation. SoFi believes that these non-GAAP measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about SoFi. SoFi’s management uses forward-looking non-GAAP measures to evaluate SoFi’s projected financials and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in SoFi’s financial measures.. In addition, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore, SoFi’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. Participation in Solicitation Social Capital and SoFi and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Social Capital’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Social Capital’s directors and officers in Social Capital’s filings with the SEC, including Social Capital’s registration statement on Form S-1, which was originally filed with the SEC on September 18, 2020. To the extent that holdings of Social Capital’s securities have changed from the amounts reported in Social Capital’s registration statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Social Capital’s shareholders in connection with the proposed business combination is set forth in the proxy statement/prospectus on Form S-4 for the proposed business combination, which is expected to be filed by Social Capital with the SEC. Investors and security holders of Social Capital and SoFi are urged to read the proxy statement/prospectus and other relevant documents that will be filed with the SEC carefully and in their entirely when they become available because they will contain important information about the proposed business combination Investors and security holders will be able to obtain free copies of the proxy statement and other documents containing important information about Social Capital and SoFi through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Social Capital can be obtained free of charge by directing a written request to Social Capital Hedosophia Holdings Corp. V, 317 University Ave., Suite 200, Palo Alto, California 94301. © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. 6